EXHIBIT 10.3
[Note: This is an English translation of the original and controlling version of the agreement which is written in Mandarin Chinese]
INCREASE REGISTERED CAPITAL AND ENLARGE SHARES AGREEMENT BETWEEN
HUBEI SCIENCE & TECHNOLOGY INVESTMENT CO., LTD
AND
EVERGREEN SOLAR, INC.
ON
EVERGREEN SOLAR (WUHAN) CO., LTD.
This agreement is entered into as of this day of July 24, 2009 by and among the following parties at Wuhan, Hubei, P.R.C..
Party A: EVERGREEN SOLAR, INC. (hereinafter referred to as “Party A”)
Registered in the United States of America in 1994 (year),
Business License Number: Delaware File No. 2426798
Legal address: 138 Bartlett Street, Marlborough MA, USA
Telephone: + (508) 357-2221
Fax: + (508) 229-7722
Legal representative: Michael El-Hillow
Nationality: American

Party B: Hubei Technology Investment Co., Ltd
Business license number: 420100000004815
Legal address: 1.1 A5 Optical Valley Park,
1 Rd. of Guanshan, Wuhan
Communication address: 1.1 A5 Optical Valley Park,
1 Rd. of Guanshan, Wuhan
Phone: 027-67880587
Fax: 027-67880580
Legal Representative: Chunsong Yan
Nationality: China
Where as
     1. Party A is a United States based corporation that is incorporated in the State of Delaware (attachment 1: Certificate of incorporation) and has set up a wholly-owned foreign enterprise (WOFE) named Evergreen Solar (Wuhan)Co. Ltd. (referred as the target company thereafter) (attachment (2) business license) and agrees to Party B’s intention to invest in the target company.
     2. Party B is a legally established company with limited liability in accordance with the laws of People’s Republic of China (attachment (3) business license) who wishes to invest in the target company and such investment is supported by Party A.
     In accordance with the “Company Law of P.R.C”, “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment” and other relevant Chinese laws and regulations, based upon valuable consideration, the Parties agree to increase the registered capital and enlarge the shares of the target company, subject to following terms and conditions of this contract.
Article 1, DEFINITION
     1.1. The following terms not otherwise defined herein shall have the following meanings:
     (1) Party: either Party A or Party B

     (2) Parties: both Parties
     (3) Target company: Evergreen Solar (Wuhan) Co., Ltd.
     (4) Agreement: Agreement on Increase Registered Capital and Enlarge Shares of Evergreen Solar (Wuhan) Co., Ltd., any other modification agreement reached by Parties, including all of the attachments and other documents agreed to by the Parties to be attached.
     (5) Original Articles of Association: Articles of Association of the target company before this enlargement.
     (6) New Articles of Association: revised Articles of Association of the target company after this enlargement.
     (7) Increased capital: the amount of RMB equivalent to USD33 million invested by Party B in accordance with this agreement. It shall be converted based on the exchange rate that is published by the People’s Bank of China as of the date the investment is transferred to the account of the target company.
     (8) Affiliate: (a) Party A’s main investors, means an individual or enterprise that owns 10% or more of Party A’s shares, (b) any joint venture of Party A; (c)Party A’s subsidiaries (d) the directors and executive officers and their close family members (referred as parents, spouse, brothers and sisters and descendant) of (a)(b)(c) and the target company,(e) enterprises controlled by persons referred in (a)(b)(c)(d)
     (9) Affiliated transaction: transaction made between the target company and any of the affiliates.
     (10) Senior management staff: General Manager and Chief Financial Officer.
     (11) Guarantee: the target company makes credit surety for third party, mortgage or pledge of the assets for any third party’s debt.
     (12) Party A Share purchase: Party A purchases all of the shares from Party B within 5 years after Party B’s funds have been advanced.
     (13) Take over: Party B’s right to act as a holding shareholder to control and manage the target company when the situations referred to in Article 7.3 occur.

     (14) “More” or “less”: including the number;
     (15) “Insufficient” or “exceed”: excluding the number.
Unless otherwise determined, this agreement shall be construed according to the following principles:
     (1) Headings. Headings contained in this agreement are for convenience only and shall not be used in construing any of the terms of this agreement.
     (2) This agreement and its attached documents, if any, constitute a complete and exclusive agreement with the same legal effect.
     (3) Where the expiration date is not a Chinese working day, then the first following Chinese working day shall be the expiration date.
Article 2 INCREASE REGISTERED CAPITAL AND ENLARGE SHARES
     2.1 Before the increase, the registered capital of the target company is USD17 million. Party A is the sole shareholder.
     2.2 Party B wishes to invest in the amount of RMB equivalent to USD33 million into the target company and it shall be converted into RMB according to the exchange rate issued by the People’s Bank of China as of the date the investment is delivered to the target company.
     2.3 Upon the investment, the status of the target company shall be changed from a WOFE into a JV company. The joint-venture company’s registered capital shall have USD50 million. Party A shall hold 34% of its shares and Party B 66%.
Article 3 APPROVE AND CONFIRM
This increase of registered capital and enlargement of shares has been approved and confirmed by the governing authorities of the Parties and the target company. (attachment 4,5,6,7)
Article 4 PRECONDITIONS OF PARTY B’S INVESTMENT AND PAYMENT
     4.1 The preconditions for Party B to invest in the target company are as follows:
     (1) Party A’s investment shall be USD 17 million, among that, it shall invest USD15 million cash in the target company before 12th August,2009 and be verified by an auditing firm registered in China; (attachment 8), Party A shall issue a letter of guarantee to guarantee that the equipment with a value equal to USD 2 million ( 10 furnace) shall reach the target company before 31st December, 2009 (attachment 9)
     (2) Party A agrees to revise the original Articles of Association of the target company in accordance with this agreement; (attachment 10)
     (3) The agreement on purchasing Party B’s shares in the target company by Party A has been signed.(attachment 11)
     (4) The technology license agreement and trademark license agreement between Party A and the target company has been entered into.( attachment 12,13)
     (5) A manufacturing service agreement among Party A, the target company, Jiawei Solar (Wuhan) Co., Ltd. Jiawei Solar (China) Co.,Ltd. has been signed;(attachment 14);
     (6) This agreement and revised Articles of Association have been approved by the Chinese government.
     (7) Party A receives approval from the United States government to export to the PRC its Silicon Carbon Monofilament used to manufacture its String Ribbon wafers.(attachment 15).
     4.2 Within 90 days after all of the preconditions have been satisfied, Party B shall put its contribution in RMB equal to USD33 million into an account of the target company.
Article 5 RIGHT & RESPONSIBILITIES OF THE PARTIES
     5.1 In the case of Party A:
     (1) Appointing 2 qualified and experienced persons as members of the board of directors, one of whom will be appointed as the Chair of the board;
     (2) Nominating the general manager and chief financial officer to be appointed by the Board of Directors.
     (3) Supervising the target company to submit annual business plan and financial forecasts plan to vice-Chairman appointed by Party B;
     (4) Supervising the general manager of the target company to submit a monthly cash plan and quarterly financial forecasts to vice-Chairman appointed by Party B and give necessary explanations.

     (5) Supervising the general manager of the target company to submit reports to vice-Chairman appointed by Party B about affiliated transactions;
     (6) Providing related management experience to help resolve all technical problems of the target company, license to the target company all the technology used by Party A to produce String Ribbon wafers, be liable for possible technology infringement caused by the licensed technology;
     (7) Making its capital contribution.
     (8) Purchasing all target company’s shares from Party B in accordance with the agreement;
     (9) Cooperate with Party B if it takes over the target company
     (10) Be jointly responsible for the losses of the target company caused by the appointed directors, senior management staff who violate this agreement and other related agreements, articles of association, business code of conduct of the target company or any laws.
     5.2 In the case of Party B:
     (1) Making its capital contribution in accordance with this agreement;
     (2) Allowing Party A to be solely responsible for the management of the target company. However, Party B is entitled to receive information on the business and finance situation of the target company. Appointing one appropriate person as vice chairman of the board of directors. The vice-chairman shall verify and confirm in 5 Chinese working days that he/she has received all required information (in Chinese). If such approval has not been received in 5 Chinese business days after it has been sent by the target company, it shall be deemed as received in accordance with this agreement.
     (3) Take over the target company in accordance with this agreement. If Party A’s directors do not cooperate, Party B is entitled to submit the issue to the court to remove the directors and ask them to be liable for any other legal responsibility.
     (4) If the directors appointed by Party A fail to perform the duties or situations referred in 6.8 occur, Party A agrees that it is jointly liable for the actions of the Party

A directors and senior management staff. Party B is entitled to sue Party A or the Party A directors and senior management staff.
     (5) Be jointly responsible for the losses of the target company caused by the appointed director who violate this agreement and other related agreements, articles of association, business code of conduct of the target company or any laws.
Article 6 BOARD OF DIRECTORS
     6.1 The board of directors shall consist of 3 directors: 2 appointed by Party A, and 1 appointed by Party B. Among the 3 directors, the Chairman of the board will be appointed by Party A and the Vice-Chairman will be appointed by Party B. Each of directors shall serve for a term of four years. This term of office may be renewed in each case by reappointment by the relevant Party. Each Party may remove a director appointed by the Party before the expiry of its term. Each Party shall notify the other Parties in writing form about the appointed, reappointed or removed persons.
     6.2 The board of directors shall be the highest authority of the target company. Each director enjoys a right to vote. Board meetings can be held only if all directors attend in person or unless otherwise agreed. A board meeting can be held either on site or telephonically
     6.3 There shall be at least one board meeting every year (annual meeting). Board meetings shall be held at the place where the target company is located and called and presided by the Chairman. Any board member can request the Chairman to call for a provisional meeting. Each board meeting, including provisional meetings, shall be noticed in writing at least 15 calendar days in advance, such notice will include the issues of the meeting. Each director shall confirm this notice within 3 Chinese business days and make adjustment in a time scope of 5 Chinese business days in case he/she is unable to attend the meeting at the scheduled time. If he/she is still unable to attend the board meeting it shall be deemed as approval of the decision of the board meeting except items decided in 6.5. No director is entitled to entrust any other person to attend the board meeting.
     6.4 Before the take over, the director appointed by Party B shall not object to the decisions made by the Board related to: long range plan, the annual forecast which is not deficit, salary plan, and appointment of general manager and chief financial officer and their duties.
     6.5 The following matters shall not be proceeded without unanimous consent of all directors:
     (1) Amendment of the Articles of Association of the target company

     (2) Termination and advanced dissolution and extension of the target company;
     (3) Increase or decrease of the registered capital of the target company;
     (4) Merger or division of the target company;
     (5) Approval of the annual financial budget plan of the target company if there is a deficit;
     6.6 The Chairman of the board of directors is the legal representative of the target company. When the chairman cannot fulfill his/her responsibilities, the other Party A’s director is authorized to fulfill such responsibilities (except for the duty to call for or preside at a board meeting). Otherwise, the duties should be taken by the vice-chairman. If the Chairmen or his/her authorized director does not perform his/her duties purposely or cannot perform his/her duties for a period of more than three months, and does not authorize another director to perform the duty, the vice-Chairman shall automatically acquire the position of Chairman on a temporary basis until Party A appoints a new Chairman.
     6.7 All the directors and the authorized representatives shall be entitled access to the following and the target company shall guarantee that they will not be restricted in their accessing. However the directors shall be forbidden from using the information beyond their duties or authorities.
     (1) All trading records and information relating to the operation of the target company.
     (2) All minutes of meetings, documents, books, banks statements and other financial records of the target company without limitation.
     6.8 Where any following situation happens, the vice-chairman (appointed by Party B)is entitled to make a decision to remove the general manager and the chief financial officer without a board meeting and all directors appointed by Party A shall agree and cooperate as soon as possible to go through the legal procedures. The new general manager and chief financial officer shall be appointed by Party B.
     (1) Transfer the capital of the target company in an amount of more than USD5 million at one time outside of the PRC without the consent of vice chairman or more than USD10 million annually transferred to a same entity without informing the vice chairman that such accumulated payments have been made.

     (2) Without the consent of vice-chairman to have affiliated transactions except:
     1) Any affiliated transaction not in excess of USD 1 million annually;
     2) Target company purchases materials and supplement materials from Party A. However, the price of such materials and supplement materials to be charged by Party A to the target company will not exceed: the price Party A sells to any other third party, or the price that could be paid by the target company to any other independent supplier or Party A’s purchasing price from any independent supplier (except taxes and duties).
     (3) The target company makes a guarantee of indebtedness or mortgage for any one, except guarantees for Party A’s obligation to purchase the target company’s shares held by Party B.
     (4) Where a lawsuit in excess of RMB30 million that the target company is aware of and the vice chairman appointed by Party B is not notified within 5 Chinese business days after the target company becomes aware of such lawsuit.
     (5) The target company or Party A terminates the Manufacturing Service Agreement with Jiawei Solar (Wuhan) co., Ltd, Jiawei Solar (China) co., Ltd (referred as Jiawei thereafter).
     (6) The senior management of the target company fails to deliver to the vice-chairman monthly cash plan and quarterly financial budget/forecast before 25th each month (Chinese calendar day) for next month, and the senior management staff further fails to deliver the required information within 10 days after being notified by the vice chairman that such information has not been delivered or fails to deliver such report within 30 days after the supposed delivery date without notification of the vice chairman or fails in giving the explanations about changes on any item that are more than 30% from the previous month, and such situation happens more than three times.
     If there are any losses of the target company caused by the above matters enumerated in this section 6.8, Party B or the director appointed by Party B is entitled to represent the target company to make a claim against the responsible person and ask for compensation for such losses and Party A be jointly liable for such losses.
     6.9 Before the take over by Party B as allowed by this agreement or purchasing of Party B’s shares in the target company by Party A, the board is not authorized to do the following:

     (1) Distribute profits of the target company.
     (2) Distribute assets of the target company in any form, except to mortgage its assets for Party A’s obligation to purchase the target company’s shares held by Party B.
     (3) Makes guarantees or mortgages for anyone, except that it guarantees Party A’s obligation to purchase the target company’s shares held by Party B.
     (4) Lend money to any third party;
Article 7 TAKE OVER BY PARTY B
     7.1 Since Party B’s investment is to support the target company and Party A has the experience to manage the target company and patented and proprietary technology which is necessary for the target company, although Party B holds 66% shares of the target company, Party B shall appoint just one director to verify and supervise issues that have been agreed to by both parties and make decisions together with other directors on some important issues and entrust all the management to Party A and its appointed directors. However, where anything specified in ART.7.3 happens, the decision made by the board (attachment 16) and the irrevocable letter of authorization signed by Chairman (attachment 17) in advance shall become effective, Party B shall take over the target company to perform its duty as a holding shareholder.
     7.2 Both Parties agree that once Party B takes over the target company, both parties agree that the Directors shall be changed and the Chairman shall be appointed by Party B, the Chairman appointed by Party A shall resign or be removed; at the same time, Party B shall participate in management, the rules of the target company’s board shall be changed as: unless otherwise determined by law, upon the approval of more than 1/2 directors attending the meeting, a decision related to the target company can be made.
     7.3 Party B is entitled to make a decision on take over as follows:
     (1) When the matters referred in 6.8 happens; unless Party A buys the shares of the Target Company owned by Party B at the price as outlined in attachment 10 within 90 days after any of the above violations. Party A will provide notice to Party B of its intent to purchase the shares within 5 Chinese business days of the violation.
     (2) Party A fails in purchasing back shares owned by Party B in the target company according to the agreement on such shares;

     (3) Party A decides to transfer its share in the target company;
     (4) The bank debt due more than USD 5 million and Party A is unable to pay.
     (5) The external auditor provides a qualified opinion as to the going concern basis in the annual audit report which shows that Party A has serious difficulty in continuing its operations;
     (6) The qualification of Party A as a public company has been cancelled;
     (7) Party A is under bankruptcy or dissolution procedures
     7.4 Party A is obliged to inform Party B within 5 Chinese business days when the things described in sections (3), (4), (5), (6), (7) above happen.
     7.5 When Party B receives written notice from Party A, Party B shall require Party A to perform its payment obligation for the shares in writing. If Party A fails to do so within 90 calendar days after it receives Party B’s written notice, Party B shall take any necessary actions.
     7.6 Once Party B decides to take over, Party B shall send written notice to the directors appointed by Party A; both parties agree that the notice sent to the target company shall be deemed as been sent to Party A and the directors appointed by it; Party A and its directors shall cooperate with Party B to go through the legal procedures and hand over items including but not limited to stamp; financial and technical documents and all files within 5 Chinese business days from the date of notice.
Article 8 TECHNOLOGY LICENSE
     8.1 Both parties agree that the target company is controlled and managed by Party A; and Party A owns the patents and has trade secrets around String Ribbon wafer manufacturing which is needed by the target company, To ensure successful operation of the target company, Party A shall provide the target company a non-exclusive, royalty free license to manufacture wafers using the String Ribbon manufacturing process. Additionally, Party A shall provide training and technical assistance to enable the target company to manufacture wafers on an equivalent basis as Party A.
     8.2 Party A offers the following guarantees on the non-exclusive royalty-free licensed technology for the whole production process:
     (1) The target company can independently use the proprietary technology and patents owned by Party A for the manufacturing String Ribbon wafers.

     (2) The technologies used by the target company include but are not limited to: manufacturing technology, technological process, production conditions and environment, testing and technology trainings.
     (3) The target company has the right to use the present technologies owned by Party A for production and receive any improvements to the technologies from Party A.
     (4) During the period of using Party A’s technology by target company, Party A shall insure that target company can acquire the same technologies and same price equipment as Party A without any condition.
     (5) The technology provided by Party A shall be deemed as the technology and engineering documents of the target company and managed and used by the target company.
     8.3 Scope of the technology used by target company:
     (1) The target company can use the technology free of charge; however, the technology can only be used by the target company, the technology can not be transferred, or disclosed in any form to any other party.
     (2) During the effective term of Manufacturing and Service Agreement, the wafers manufactured by target company using the technology can only be sold to JIAWEI Solar (Wuhan) Co., Ltd, as described in the Manufacturing and Servicing Agreement, unless this agreement is terminated or JIAWEI Solar (Wuhan) Co., Ltd., refuses to accept the products in writing or otherwise breaches its duties under the manufacturing agreement. When the Manufacturing and Service Agreement is no longer effective, the target company has the right to continue to sell its products worldwide.
     8.4 Condition and term for target company to use the technology
     For the duration of the target company existence, it shall be entitled to use the technology, whether or not Party A is a share holder of the target company. If Party A is no longer a shareholder, target company may continue to use the technology but cannot build additional factories or expand production using the technology.
     8.5 Party A guarantees that it is the legitimate owner of the proprietary technology and patented technology and it has the right to license them to the target company. If there is any infringement while the target company uses this technology, Party A shall be liable.

Article 9 LABOR MANAGEMENT
     9.1 Labor contracts covering the recruitment, employment, dismissal, resignation, wages, labor insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the target company shall be drawn up between the target company and the labor union of the target company as a whole or individual employee.
     9.2 The salaries and other remuneration of senior management personnel including such matters as social insurance welfare, traveling and entertainment expenses shall be decided by the board of directors upon the recommendation of the general manager.
     9.3 Exception to the above, the relevant stipulations by the Chinese government, the target company shall pay for the pension fund and social security fund, and expenses of the labor union fund if a labor union is established in the target company.
Article 10 TAXATION, ACCOUNTING AND AUDITING
     10.1 The target company shall pay taxes in accordance with the stipulations of Chinese laws and other relevant regulations.
     10.2 Target company shall withhold and hand over on behalf of the employees of the target company individual income tax in accordance with the Individual Income Tax Law of China.
     10.3 The target company draws the Reserve Fund, the Enterprise Expansion Fund and the Bonus and Welfare Fund for Staffs and Workers according to “Law of the People’s republic of China on Joint Ventures using Chinese and Foreign Investment” and “Regulation For the Implementation of Law of the People’s republic of China on Joint Ventures using Chinese and Foreign Investment” , and the proportion of them each year shall be determined by the board of directors through discussion and based on the Company’s operation.
     10.4 The fiscal year of the target company shall be from 1st January to 31st December.
RMB shall be the standard book-keeping currency, but in supplementary accounts shall be kept in appointed foreign currency. Where it is necessary to convert any foreign currency amount into RMB or vice versa, the exchange rate adopted shall be the ones published by People’s Bank of China on the date of converting such currency.
All books of account, certificates, vouchers and other accounting documents of the target company shall be prepared in Chinese and in English. Financial statements and management accounts shall be prepared in Chinese and in English; both of them have the equal legal effect.

     10.5 The target company shall appoint a firm of accountants authorized in China as its independent accountants and auditors for the purposes of performing the annual examination and audit of the target company’s accounts, producing the relevant certificates and reports.
The audited annual accounts of the target company shall be presented to the board of directors within last ninety (90) days of the fiscal year, and within thirty (30) days after the presentation, the board of directors shall consider whether approve these annual accounts.
     10.6 Either of the Parties or its representatives shall have the right to inspect the books of accounts and other financial records of the target company at any time during normal business hours and to take such copies thereof as they may require. Any such inspection shall be carried out by the party that requires doing so, and not disturbing the business of the target company, the cost of doing so must be paid by the same Party
Article 11 INSURANCE
The types of insurance policy (including but not limited to personal and product liability) to be taken out by the target company and the limits of cover, deductibles, currencies of claims and premiums and other major terms shall be reported to the board of directors by the general manager and determined by the former. All such policies shall be underwritten with an insurance company or companies authorized to conduct such insurance business in China.
Article 12 DURATION
The duration of the target company shall be 25 years. The date of establishment of the target company is the date on which its business license is issued.
If the Parties agree and the meeting of the board of directors approves extension of the duration suggested by each Party unanimously, the Parties shall apply for approval of the original examination and approval authority, six (6) months prior to the expiration.
Article 13 DISSOLUTION AND LIQUIDATION
     13.1 The Board of Directors may decide and apply to the examination and approval authority for the termination of the target company in any of the following circumstances,
     (1) If the event of force majeure has occurred;
     (2) Agreed by the Parties;
     (3) If all or a material part of the assets and revenues of the target company serving notice are confiscated or requisitioned;

     13.2 Any such termination and dissolution shall be without prejudice to any claim arising from a breach of contract, which has given rise thereto. The board of directors shall arrange for the dissolution and the liquidation of the target company in accordance with the relevant laws and regulations of P.R.C.
     13.3 In the event that the target company is to be dissolved for any reason, the board of directors shall immediately present the procedure and principles of the liquidation, nominate candidates for the liquidation committee under the examination and supervision of the competent authorities. The liquidation committee shall promptly arrange a reputable firm of accountants authorized in China for evaluating assets of the target company.
     The liquidation committee among its members shall contain at least one representative of each of the Parties. The liquidation committee should carry out its work in accordance with the procedure and principles of liquidation put forward by the board of directors.
     In the event that the liquidation committee decides to sell the assets of the target company based on the liquidation procedure it shall make its best effort to obtain the highest possible price.
     After the settlement of all the debts of the target company, the remainder of the proceeds of the sale of the target company shall be distributed to Party A and Party B according to their respective equity percentages.
     13.4 On completion of the dissolution if a liquidation report made by the liquidation committee is approved by the board of directors, the target company shall submit such liquidation report to the original examination and approval authority, go through the formalities for nullifying the target company’s registration at the original registration office, return its business license and thereupon publicly announce its dissolution.
     The account books and other corporate records shall be left in the care of Party A, who shall hold the same for safe keeping for a period of at least fifteen (15) years and make the same available for inspection at its premises to representatives of Party B upon reasonable notice. Copies of these accounts and records shall be provided to Party B upon its request and at its expense.
Article 14 REPRESENTATIONS AND WARRANTIES, PROMISES
     Each Party hereby represents and warrants and promises to the other Party and based on these both Parties shall enter into this Agreement:
     14.1 Both Parties is a corporation duly organized, validly existing under the laws of the state or jurisdiction in which such Party is incorporated, and such Party has full right and authority to enter into this Agreement to increase the registered capital and enlarge the shares of the target company;

     14.2 All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons required to be obtained by such Party in connection with this agreement, and when executed and delivered it will become a valid and binding contract of such Party
     14.3 The obligations established under this Agreement are valid and legal, the execution and performance of this Agreement will not conflict with any other contract nor will it violate any law applicable to such Party;
     14.4 If Party A fails to provide the equipment and technology in accordance with the technology license agreement or this agreement or has engaged in any deceit and fraud actions that leads to any claim, or Party B /target company has been claimed by any other third party for the above mentioned two reasons and suffered any losses, Party A warrants that it shall be responsible for all losses to the target company and Party B.
     14.5 Party B guarantees that it shall not participate in the daily management of the target company (except for the situations decided by this agreement)and not include the target Company in its scope of consolidated financial statements and agrees that Party A can include the target company in its scope of consolidated financial statement.
     14.6 Party A shall cooperate with Party B if it takes over the target company.
     14.7 Party A guarantees that it shall purchase all the target company’s shares held by Party B at any time within 5 years irrevocably, and Party B guarantees that it shall sell all the shares to Party A once Party A decides irrevocably .
     14.8 Both parties are obliged to inform the other party in accordance with the applicable sections of this agreement.
ARTICLE 15 CONFIDENTIALITY
     15.1 All Parties shall keep strictly confidential all information related to the following items provided to them pursuant to the signature and performance of this agreement.
     (1) All provisions of this agreement;
     (2) Negotiation of this agreement;
     (3) Objective of this agreement;
     (4) Technical and Business secrets of the Parties.
However, 15.2 shall be excluded.

     15.2 Under circumstance thereafter, Parties may disclose information referred in 15.1.
     (1) Required by law;
     (2) Required by government body;
     (3) Disclosed to expert consultant or lawyer, if any;
     (4) The information is publicly known without any fault of any party;
     (5) Written consent given by the party in advance.
     15.3 This provision shall remain effective without any time limit after the termination of this agreement.
Article 16 BREACH OF CONTRACT
     16.1 Any party or parties fail in performing this agreement, it is in breach of this agreement
     16.2 Any losses or extra obligation (including monetary obligation) caused to the target company or the other company must be compensated by the breaching party; in addition, the expecting interest of the target company in a normal performance of this agreement shall be compensated by the breaching party.
     16.3 If it is a monetary obligation, any breaching party shall pay for penalty as 0.05% of the payable amount daily to the other party.
     16.4 If directors delay, fail or exceed the authorization in performing their duties, they shall be deemed as the appointing party in breach of this agreement, and shall pay a penalty in as the amount of USD 5 million, if this penalty is insufficient in compensating the losses, the breaching party shall be liable for the losses.
     16.5 In the event that any party breaches this agreement (including making any untrue statements of guarantee), then the party in default shall be liable to all non-breaching parties and pay five million U.S. dollars as the penalty for the breach of the Agreement. If there are any damages caused by such activities to any party, the injured party may request the defaulting party to bear the liabilities for the breach of the Agreement.
Article 17 TERMINATION
     Any time before the changing of shareholders legitimately in accordance with this agreement:

     17.1 If following incident happens, upon notice, Party B is entitled to terminate this agreement and withdraw the investment:
     (1) If Party A is in breach of this agreement and this violation leads to the impossibility to fulfill the object of this agreement;
     (2) If any representations, guarantees and promises made by Party A are untrue or not executed.
     17.2 If the following incident happens, upon notice, Party A is entitled to terminate this agreement.
     (1) If Party B is in breach of this agreement and this violation leads to the impossibility to fulfill the object of this agreement;
     (2) If any representations, guarantees and promises made by Party B are untrue or not executed.
     17.3 After the termination according to 17.1, 17.2. except for the rights and obligations arise from 15, 18 or any others has arisen by perform this agreement, parties no longer enjoy any rights nor bear any obligations related to this agreement.
     17.4 Upon agreement by both parties in the following situation, this agreement may be terminated:
     After the signature of this agreement but before the shareholder register procedure is finished, the applicable laws and regulations change which lead to the violation of the laws and regulations, and parties can not reach a new agreement in accordance with the law.
     17.5 Any party is in material breach of this agreement, and refuses to modify or repair within 30 days after the notice by the other party, the other party is entitled to apply for termination of this agreement.
Article 18 FORCE MAJEURE
     18.1 If any Party is prevented from performing its obligations due to the occurrence of an event of force majeure, such Party shall be excused for his failure in performing such obligations and shall accordingly not be deemed in breach of this Agreement. However, such Party shall make its best efforts to minimize the effects of the event of force majeure.
     18.2 Such Party shall as soon as possible notify the other Party of the occurrence of such event and provide them with a report within 15 days after the occurrence to explain the reason for being unable to perform or partly perform its obligations under this Agreement and extra time needed

     18.3 Force majeure means the incident that this Agreement can not predict , its emergence or consequence can not be avoided and overcome by both Parties, including but not limited to:
     (1) War announced or unannounced, status in war, lockouts, prohibitions, government law and regulations etc. which affect this investment directly;
     (2) Calamities which affect this investment directly;
     (3) Fire, floods, storms or other natural disasters which affect this investment directly
     (4) Any incident agreed by both parties that affect this increase and enlargement directly.
Article 19 SETTLEMENT OF DISPUTE
     The governing law of this Agreement shall be Laws and Regulations of People’s Republic of China. During the performance of this Agreement, if there is any dispute, both parties shall negotiate to settle it, if such negotiation fails, the parties may submit the dispute to the court that has jurisdiction over it.
Article 20 EFFECTIVE
     This agreement shall become effective upon the stamp of Parties or signature of legal representative or his/her duly authorized agent and approved by the government body and Party A acquires a Silicon Carbon Monofilament export license issued by the United States government.
Article 21 MISCELLANEOUS
     21.1 This Contract is executed in both Chinese and English, in quadruplicate, Chinese and English versions shall be equally effective, it being acknowledged by both Parties that these are consistent in all material respects.
     If there is any difference between the two versions, the Chinese version shall prevail.
     21.2 This Agreement together with its Appendix constitute the entire agreement between the Parties concerning the subject matters of this Agreement and it shall supersede all previous letters of intent, supplemental letters of intent, memoranda of understanding, etc. between them in this respect. Any amendment to this Contract must be agreed and executed in writing by all Parties.

     21.3 Any notice served from one Party to the other Party in connection with this agreement shall be in writing but may be sent by courier or facsimile to the address or facsimile number indicated above, or such other address or number as relevant Party may from time to time by written notice inform the other Party. Notice shall be prepared and served both in English and Chinese. Notices shall be effective in the case facsimile when a sending and returning message receive indicates correct transmission, or when being successful delivered by courier.
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Exhibits:
1.	Certificate of incorporation of Evergreen Solar, Inc.

2.	Business license of Evergreen Solar (Wuhan) Co.,LTD;

3.	Business license of Hubei Science and Technology Investment Co., LTD;

4.	Minutes of Board meeting of Evergreen Solar, Inc.

5.	Minutes of shareholder meeting of Hubei Science and Technology Investment Co.,LTD

6.	Meeting Notes of Committee of Wuhan Donghu New Technical Developing Zone

7.	Minutes of Board meeting of Evergreen Solar (Wuhan) Co.,LTD

8.	Capital verify report of Evergreen Solar (Wuhan), Co., LTD

9.	Letter of guarantee for the equipment with a value equal to USD2 million

10.	Articles of Association of Evergreen Solar (Wuhan), Co., LTD

11.	Share transfer agreement

12.	Technology license agreement

13.	Trademark license agreement

14.	Manufacturing Services agreement

15.	Export license issued by the United States government for Silicon Carbon Monofilament

16.	Minutes of Board Meeting of Evergreen Solar (Wuhan) Co., Ltd.

17.	Letter of authorization of Chairman of Evergreen Solar (Wuhan) Co., Ltd.
Party A: Evergreen Solar, Inc.
/s/ Michael El-Hillow, CFO

Party B: Hubei Science & Technology Investment Co., Ltd.
[company chop]